Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated January 25, 2010

Final Terms for Issuance

Issuer:			Toyota Motor Credit Corporation

Security:		Fixed Rate Medium Term Notes, Series B

Issuer Senior Long-Term Aa1 (negative outlook) / AA (negative outlook) Debt Ratings:

Cusip:			89233P3Z7

Pricing Date:		January 25, 2010

Settlement Date:	January 29, 2010

Maturity Date:		January 29, 2013

Principal Amount:	$250,000,000
			(may be increased prior to the Settlement Date)

Redemption Price:	100.00%

Re-offer Price:		99.991%

Commission:		0.12%

All-in Price to Issuer:  99.871%

Net Proceeds to Issuer:	$249,677,500

Coupon:			Fixed Rate

Coupon Rate:		2.00%

Yield:			2.003%

Interest Payment Frequency:  Semi-annual

Initial Interest Payment Date:  July 29, 2010

Interest Payment Dates:	On the 29th of each July and January
and on the Maturity Date

Day Count Convention:	30/360

Business Day Convention:  Following, unadjusted

Business Days:		New York

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Deutsche Bank Securities Inc.

DTC Number:		#573

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the
offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
toll-free 1-800-503-6411                .

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.